Pricing Supplement No. 93 Dated June 25, 1997
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)

                                                Rule 424(b)(3)
                                                Registration Statement
                                                No. 33-64237




                      U.S.$5,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $160,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 99.70% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              June 27, 1997

Principal Amount:        $160,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 12 basis points, except that the Interest Rate for the period from and including June 27, 1997 to but excluding September 19, 1997 shall be 5.88875% per annum.

Interest Reset Dates:    Quarterly on the 19th day of the months of March,
                         June, September and December, beginning September
                         19, 1997.



Interest Payment Dates:  Quarterly on the 19th day of the months of March,
                         June, September and December, beginning September 19, 1997, and at Maturity.

Stated Maturity:         December 19, 2001

Reference Agent:         The Chase Manhattan Bank




                                MERRILL LYNCH & CO.